UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 13, 2009 (February 9, 2009)

COMMSCOPE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-12929 (Commission file number)	36-4135495 (I.R.S. Employer Identification No.)

1110 CommScope Place, SE P.O. Box 339 Hickory, North Carolina (Address of principal executive offices)	28602 (Zip code)

Registrant’s telephone number, including area code: (828) 324-2200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 4, 2009, CommScope, Inc. (“the Company”) agreed with certain holders of the Company’s 1.00% Convertible Senior Subordinated Debentures due 2024 (the “1.00% Convertible Debentures”), to issue 286,580 shares of the Company’s Common Stock, par value $0.01 per share (the "Common Stock"), in exchange for $4,073,000 principal amount of the 1.00% Convertible Debentures.  As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented less than 1% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009.  The transactions closed on February 5, 2009 and the $4,073,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 5, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 307,549 shares of Common Stock in exchange for $4,350,000 principal amount of the 1.00% Convertible Debentures. As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented less than 1% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009.  The transactions closed on February 6, 2009 and the $4,350,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 6, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 102,040 shares of Common Stock in exchange for $1,500,000 principal amount of the 1.00% Convertible Debentures. As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented less than 1% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009.  The transactions closed on February 9, 2009 and the $1,500,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 9, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 132,652 shares of Common Stock in exchange for $1,904,000 principal amount of the 1.00% Convertible Debentures.  As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented approximately 1.2% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009. The transactions closed on February 10, 2009 and the $1,904,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 10, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 163,264 shares of Common Stock in exchange for $2,293,000 principal amount of the 1.00% Convertible Debentures.  As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented approximately 1.4% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009. The transactions closed on February 11, 2009 and the $2,293,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 11, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 214,284 shares of Common Stock in exchange for $2,952,000 principal amount of the 1.00% Convertible Debentures.  As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented approximately 1.7% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009. The transactions closed on February 12, 2009 and the $2,952,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

On February 12, 2009, the Company agreed with certain holders of the 1.00% Convertible Debentures, to issue 205,100 shares of Common Stock in exchange for $2,825,000 principal amount of the 1.00% Convertible Debentures.  As a result of these transactions, the aggregate number of shares issued by the Company since its last periodic report represented approximately 2.0% of the total outstanding shares of the Company’s Common Stock as of February 1, 2009. The transactions closed on February 13, 2009 and the $2,825,000 in principal amount of the 1.00% Convertible Debentures was retired upon receipt.

No underwriters were engaged in connection with the above issuances of Common Stock by the Company. The issuance of Common Stock in these transactions was exempt from registration under the Securities Act of 1933 pursuant to Section 3(a)(9) under the Securities Act.

The Company may engage in additional exchanges of Common Stock for 1.00% Convertible Debentures if and as favorable opportunities arise. As of February 13, 2009, $179,622,000 aggregate principal amount of 1.00% Convertible Debentures remain outstanding.  As a result of these completed transactions, the Company expects to recognize a non-cash charge of approximately $7 million for the induced conversion of debt.

Item 8.01 Other Events.

On February 13, 2009, the Company announced that it has called for redemption on March 20, 2009 any and all of the 1.00% Convertible Debentures that are outstanding on that date.  A notice of redemption has been sent to the holders of the 1.00% Convertible Debentures on the date hereof in accordance with the terms of the indenture governing the 1.00% Convertible Debentures.

The Company’s press release announcing the notice of redemption of its 1.00% Convertible Debentures is included with this Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Number               Description

99.1                      CommScope, Inc. Press Release, dated February 13, 2009.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 13, 2009

COMMSCOPE, INC.

By:	/s/ Jearld L. Leonhardt
Name: Jearld L. Leonhardt
Title: Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Number               Description

99.1                      CommScope, Inc. Press Release, dated February 13, 2009.